EXHIBIT 11

                          GENRAD, INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share
                                   (Unaudited)


                                                                    Three Months Ended
                                                          -------------------------------------
                                                             March 29,              March 30,
                                                               1997                   1996
                                                          --------------         --------------

Primary:

Weighted average number of shares outstanding                 26,221,000             21,461,000

Shares deemed outstanding from the assumed
  exercise of stock options                                    1,885,000              1,795,000
                                                          --------------         --------------
Total:                                                        28,106,000             23,256,000
                                                          ==============         ==============

Net income and total earnings applicable to common
  and common equivalent shares                            $   11,717,000         $    6,949,000
                                                          ==============         ==============

Net income per common and common equivalent shares        $         0.42         $         0.30
                                                          ==============         ==============

Fully Diluted:

Weighted average number of shares outstanding                 26,221,000             21,461,000

Shares deemed outstanding from the assumed
  exercise of stock options                                    1,885,000              2,045,000

Assumed conversion of 7 1/4% convertible
  subordinated debentures                                             --              3,478,000
                                                          --------------         --------------
Total:                                                        28,106,000             26,984,000
                                                          ==============         ==============

Net income                                                $   11,717,000         $    6,949,000

Assumed deduction of 7 1/4% convertible
  subordinated debentures interest expense                            --                933,000
                                                          ---------------        --------------

Net income and total earnings applicable to common
  and common equivalent shares                            $   11,717,000         $    7,882,000
                                                          ==============         ==============

Net income per common and common equivalent shares        $         0.42         $         0.29
                                                          ==============         ==============


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